Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS

I. POLICY STATEMENT

In accordance with the requirements of the Securities and Exchange Commission (the “SEC”) and of the rules of the exchange upon which the common stock of Super Micro Computer, Inc. (the “Company”) is listed, the Board of Directors (the “Board”) of the company has adopted this code of conduct (the “Code”) for all of its directors, officers and employees. The Code is designed to encourage as reasonably necessary:

•	Honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

•	Full, fair, accurate, timely and understandable disclosures;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of any violations of law or the Code;

•	Accountability for adherence to the Code, including fair process by which to determine violations;

•	Consistent enforcement of the Code, including clear and objective standards for compliance; and

•	Protection for persons reporting any such questionable behavior.

Managers set an example for other employees and are often responsible for directing the actions of others. Every manager and supervisor is expected to take necessary actions to ensure compliance with the Code, to provide guidance and assist employees in resolving questions concerning the Code and to permit employees to express any concerns regarding compliance with the Code. No one has the authority to order another employee to act in a manner that is contrary to the Code.

II. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company is obligated to comply with all applicable laws and regulations in all countries in which it operates.

The Company is committed to full compliance with the laws and regulations of the cities, states and countries in which it operates. You must comply with all applicable laws, rules and regulations in performing your duties for the Company. Numerous federal, state and local laws and regulations define and establish obligations with which the Company, its employees and agents must comply. Under certain circumstances, local country law may establish requirements that differ from this Code. You are expected to comply with all local country laws in conducting the Company’s business. If you violate these laws or regulations in performing your duties for the Company, you not only risk individual indictment, prosecution and penalties, and civil actions and penalties, you also subject the Company to the same risks and penalties. If you violate these laws in performing your duties for the Company, you may be subject to immediate disciplinary action, including possible termination of your employment or affiliation with the Company.

Exhibit 14.1

The Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Chief Compliance Officer (“Compliance Officer”), General Counsel and Controller (or persons performing similar functions) of the Company are also required to promote compliance by all employees with the Code and to abide by Company standards, policies and procedures.

An explanation of certain of the key laws, rules, regulations, standards, policies and procedures with which you should be familiar can be found on the Company’s intranet. As explained below, you should always consult your manager, the CFO, or the Compliance Officer, with any questions about the legality or appropriateness of your or your colleagues’ conduct.

III. FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE

All disclosure in reports and documents that the Company files with, or submits to, the SEC, and in other public communications made by the Company must be full, fair, accurate, timely and understandable. You must take all steps available to assist the Company in these responsibilities consistent with your role within the Company. To ensure that the Company meets this standard, you (to the extent you are involved in the Company’s disclosure process) are required to maintain familiarity with the disclosure requirements, processes and procedures applicable to the Company commensurate with your duties. In particular, you are required to provide prompt and accurate answers to all inquiries made to you in connection with the Company’s preparation of its public reports and disclosure. You are prohibited from knowingly misrepresenting, omitting or causing others to misrepresent or omit, material facts about the Company to others, including the Company’s independent auditors, governmental regulators and self-regulatory organizations.

The Company’s CEO and CFO are responsible for designing, establishing, maintaining, reviewing and evaluating on a quarterly basis the effectiveness of the Company’s disclosure controls and procedures (as such term is defined by applicable SEC rules). The Company’s CEO, CFO, Controller, General Counsel and such other Company officers designated from time to time by the Audit Committee of the Board of Directors shall be deemed the “Senior Officers” of the Company. Senior Officers shall take all steps necessary or advisable to ensure that all disclosure in reports and documents filed with or submitted to the SEC, and all disclosure in other public communications made by the Company is full, fair, accurate, timely and understandable.

IV. INSIDER TRADING

You should never trade securities on the basis of confidential information acquired through your employment or fiduciary relationship with the Company.

You are prohibited under both federal law and Company policy from purchasing or selling Company stock, directly or indirectly, on the basis of material non-public information concerning the Company. Any person possessing material non-public information about the Company must not engage in transactions involving Company securities until this information has been released to the public. Generally, material information is that which would be expected to affect the investment decisions of a reasonable investor or the market price of the stock. You must also refrain from trading in the stock of other publicly held companies, such as existing or potential customers or suppliers, on the basis of material confidential information obtained in the course of your employment or service as a director. It is also illegal to recommend a stock to (i.e., “tip”) someone else, including family members, on the basis of such information or to otherwise disclose non-public financial information for personal financial benefit or to “tip” others who might make an investment decision based on this information. If you have a question concerning appropriateness or legality of a particular securities transaction, consult with the Compliance Officer. Officers, directors and certain other employees of the Company are subject to additional responsibilities under the Company’s insider trading compliance policy.

Exhibit 14.1

V. CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES

You must avoid any situation in which your personal, family or financial interests conflict or even appear to conflict with the Company’s interests. A conflict of interest occurs when your private interests interfere, or appear to interfere, with the interests of the Company as a whole. You owe a duty to the Company not to compromise the Company’s legitimate interests and to advance such interests when the opportunity to do so arises in the course of your employment.

You shall perform your duties to the Company in an honest and ethical manner. You shall handle all actual or apparent conflicts of interest between your personal and professional relationships in an ethical manner.

You may not engage in activities that compete with the Company or compromise its interests. You should not take for your own benefit opportunities discovered in the course of employment that you have reason to know would benefit the Company. The following are examples of actual or potential conflicts:

•	you, or any of your immediate family members¹, receive improper personal benefits as a result of your position in the Company;

•	you use Company’s property, information or positions for your personal benefit;

•	you engage in activities that interfere with your loyalty to the Company or your ability to perform Company duties or responsibilities effectively;

•	you work simultaneously (whether as an employee or a consultant) for a competitor, customer or supplier, or compete with the Company for business opportunities;

•	you take personally for yourself an opportunity that is discovered through the use of Company property, information or positions; or

•	you accept compensation, in any form, for services performed for the Company from any source other than the Company.

Neither you, nor your immediate family members, are permitted to solicit or accept valuable gifts, payments, special favors or other consideration from customers, suppliers or competitors. Any gifts may be accepted only on behalf of the Company with the approval of your manager and the Compliance Officer. Gifts may be given only in compliance with the Foreign Corrupt Practices Act and comparable laws of other applicable jurisdictions.

Conflicts are not always clear-cut. If you become aware of a conflict described above or any other conflict, potential conflict, or have a question as to a potential conflict, you should consult with your manager or the Compliance Officer and/or follow the procedures described in Section IX of the Code. If you become involved in a situation that gives rise to an actual conflict, you must inform your supervisor or the Compliance Officer of the conflict.

VI. CONFIDENTIALITY

All confidential information concerning the Company obtained by you is the property of the Company and must be protected.

Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. You must maintain the confidentiality of such information entrusted to you by the Company, its customers and its suppliers, except when disclosure is authorized by the Company or required by law.

––––––––––––––––––––––––––––––––
¹ For purpose of this Code, “immediate family members” means any child, stepchild, parent, stepparent, spouse, sibling, mother-, father-, sister-, brother-, son- or daughter-in-law of, and any person (other than a tenant or employee) sharing a household with you.

Exhibit 14.1

Examples of confidential information include, but are not limited to: the Company’s trade secrets; business trends and projections; information about financial performance; new product or marketing plans; research and development ideas or information; manufacturing processes; information about potential acquisitions, divestitures and investments; stock splits, public or private securities offerings or changes in dividend policies or amounts; information about potential litigation; significant personnel changes; and existing or potential major contracts, orders, suppliers, customers of finance sources or the loss thereof.

Your obligation with respect to confidential information extends beyond the workplace. In that respect, it applies to communications with your family members and continues to apply even after your employment or director relationship with the Company terminates.

VII. FAIR DEALING

Our goal is to conduct our business with integrity.

You should deal honestly with the Company’s customers, suppliers, competitors and employees. Under federal and state laws, the Company is prohibited from engaging in unfair methods of competition, and unfair or deceptive acts and practices. You should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing.

VIII. PROTECTION AND PROPER USE OF COMPANY ASSETS

You should endeavor to protect the Company’s assets and ensure their proper use.

Company assets, both tangible and intangible, are to be used only for legitimate business purposes of the Company and only by authorized employees or consultants. Intangible assets include intellectual property such as trade secrets, patents, trademarks and copyrights, business, marketing and service plans, engineering and manufacturing ideas, designs, databases, Company records, salary information, and any unpublished financial data and reports. Unauthorized alteration, destruction, use, disclosure or distribution of Company assets violates Company policy and this Code. Theft or waste of, or carelessness in using, these assets have a direct adverse impact on the Company’s operations and profitability and will not be tolerated.

The Company provides computers, voice mail, electronic mail (e-mail), and Internet access to certain employees for the purpose of achieving the Company’s business objectives. As a result, the Company has the right to access, reprint, publish, or retain any information created, sent or contained in any of the Company’s computers or e-mail systems of any Company machine. You may not use e-mail, the Internet or voice mail for any illegal purpose or in any manner that is contrary to the Company’s policies or the standards embodied in this Code.

You should not make copies of, or resell or transfer copyrighted publications, including software, manuals, articles, books, and databases being used in the Company, that were created by another entity and licensed to the Company, unless you are authorized to do so under the applicable license agreement. In no event should you load or use, on any Company computer, any software, third party content or database without receiving the prior written permission of the Information Systems Department to do so. You must refrain from transferring any data or information to any Company computer other than for Company use. You may use a handheld computing device or mobile phone in connection with your work for the Company, but must not use such device or phone to access, load or transfer content, software or data in violation of any applicable law or regulation or without the permission of the owner of such content, software or data. If you should have any question as to what is permitted in this regard, please consult with the Company’s Information Systems Director.

Exhibit 14.1

IX. REPORTING VIOLATIONS OF COMPANY POLICIES AND RECEIPT OF COMPLIANTS REGARDING FINANCIAL REPORTING OF ACCOUNTING ISSUES

You should report any violation or suspected violation of the Code to the appropriate Company personnel or via the Company’s anonymous and confidential reporting procedures described below.

The Company’s efforts to ensure observance of, and adherence to, the goals and policies outlined in the Code mandate that you promptly bring to the attention of the Compliance Officer, any material transaction, relationship, act, failure to act, occurrence or practice that you believe, in good faith, is inconsistent with, in violation of, or reasonably could be expected to give rise to a violation of, the Code. You should also report any suspected violations of the Company’s financial reporting obligations or any complaints or concerns about questionable accounting or auditing practices in accordance with the procedures set forth below.

Here are some approaches to handling your reporting obligations:

•
In the event you believe a violation of the Code, or a violation of applicable laws and/or governmental regulations has occurred or you have observed or become aware of conduct which appears to be contrary to the Code, immediately report the situation to your supervisor or the Compliance Officer. Supervisors or managers who receive any report of a suspected violation must report the matter to the Compliance Officer.

•	If you wish to report any such matters anonymously or confidentially, then you must do so in one of the following ways:

◦	Mail a description of the suspected violation or other complaint or concern to:

Audit Committee Chair
980 Rock Ave.
San Jose, CA 95131

◦	Via internet through our third party service provider (Ethicspoint) at www.supermicrowb.ethicspoint.com/ (Company Employees) or www.supermicro.ethicspoint.com/ (Non-Employees).

◦
Via telephone hotline at the following toll free number: 1-844-439-4681 (United States). Those parties located in other countries may locate hotline numbers for their countries through the Ethicspoint website listed above. Depending on the country, English, Spanish, Dutch, Cantonese and Mandarin-speaking operators are available to assist.

•
Internal investigation. When an alleged violation of the Code, applicable laws and/or governmental regulations is reported, the Company will investigate and determine, or designate appropriate persons to investigate and determine, the legitimacy of the reports. Any suspected violation should be immediately reported to the Compliance Officer; however, to the extent that the suspected violation involves the Compliance Officer, such suspected violation should be immediately reported to the Chair of the Audit Committee. The Compliance Officer or the Chair of the Audit Committee, as applicable, shall assess the situation and determine the appropriate course of action.

•
No fear of retaliation. The Company will not retaliate or permit any person to retaliate against you for reporting alleged violations while acting in good faith. If any person were to retaliate they may be subject to civil, criminal and administrative penalties, as well as disciplinary action, up to and including termination of employment.

•
Disciplinary Actions. If a violation has been reported to the Audit Committee or another committee of the Board, that committee shall be responsible for determining appropriate disciplinary action. If a violation has been reported to the Compliance Officer, the Compliance Officer after

Exhibit 14.1

consultation with the Legal Department, shall be responsible for implementing the appropriate disciplinary action in accordance with the Company’s policies and procedures for any employee who is found to have violated the Code. Any violation of applicable law or any deviation from the standards embodied in the Code will result in disciplinary action, up to and including termination of employment.

X. DISCRIMINATION AND HARASSMENT; HEALTH AND SAFETY

The Company provides equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.
The Company provides a clean, safe and healthy work environment. Each employee has responsibility for maintaining a safe and healthy workplace by following safety and health rules and practices and reporting accidents, injuries and unsafe conditions, procedures, or behaviors.
Violence and threatening behavior are not permitted. Employees must report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol.
XI. PUBLICATION OF THE CODE OF BUSINESS CONDUCT AND ETHICS; AMENDMENTS AND WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

The most current version of the Code will be posted and maintained on the Company’s website and filed as an exhibit to the Company’s Annual Report on Form 10-K. The Company’s Annual Report on Form 10-K shall disclose that the Code is maintained on the Company’s website and shall disclose that substantive amendments and waivers will also be posted on the website.

Any substantive amendment or waiver of the Code (i.e., a material departure from the requirements of any provision), particularly those applicable to or directed at executive officers or directors, may be made only after approval by the Board and will be disclosed within four (4) business days of such action (a) on the Company’s website for a period of not less than twelve (12) months and (b) in a Form 8-K filed with the SEC. Such disclosure shall include the reasons for any waiver. The Company shall retain the disclosure relating to any such amendment or waiver for at least five (5) years.

XII. NO RIGHTS CREATED

The Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s directors, officers and employees in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, client, visitor, supplier, competitor, stockholder or any other person or entity.